Exhibit 4.3

ORTHOFIX MEDICAL INC.

2024 CLO Inducement plan

Performance Stock Unit Agreement

COVER SHEET

Orthofix Medical Inc., a Delaware corporation (the “Company”), hereby grants performance stock units (the “Performance Stock Units”) relating to shares of the Company’s common stock, par value $0.10 per share (the “Stock”) to the Grantee named below, subject to the achievement of performance goals and vesting conditions set forth below. Additional terms and conditions of the Performance Stock Units are set forth on this cover sheet and in the attached Performance Stock Unit Agreement (together, the “Agreement”), in the Company’s 2024 CLO Inducement Plan (as amended from time to time, the “Plan”), and in the Change in Control and Severance Agreement between the Company and the Grantee (the “CIC and Severance Agreement”).

Grant Date:	April 15, 2024
Name of Grantee:	Andrés Cedrón
Employee ID Number:	[ ]
Threshold Number of Performance Stock Units:	50% of Target Number
Target Number of Performance Stock Units:	57,296
Maximum Number of Performance Stock Units:	200% of Target Number
Performance Period:	Beginning on January 8, 2024 and Ending on January 7, 2027

You agree to all of the terms and conditions described in this Agreement and in the Plan unless you deliver a notice in writing within thirty (30) days of receipt of this Agreement to the Company stating that you do not accept the terms and conditions described in this Agreement and in the Plan. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan.

MACROBUTTON DocID \\4132-5295-5983 v1

Attachment
This is not a stock certificate or a negotiable instrument.

ORTHOFIX MEDICAL INC.

2024 CLO Inducement plan

Performance Stock Unit Agreement

Performance Stock Units

This Agreement evidences an award of Performance Stock Units in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement and the Plan.

Subject to satisfaction of the time-based vesting requirement set forth below, the number of shares of Stock, if any, that may be issued pursuant to the terms of this Agreement will be calculated based on the attainment, as determined by the Committee, of the performance goals described in Exhibit A to this Agreement (the “Performance Goals”) over the Performance Period set forth on the cover sheet, which number of shares of Stock may be equal to all or a portion, including none, of the Maximum Number of Performance Stock Units set forth on the cover sheet. If the Performance Goals are not achieved during the Performance Period at a vesting percentage (as described on Exhibit A) in excess of zero, you will forfeit all of your unvested Performance Stock Units as of the end of the Performance Period, except as otherwise provided in this Agreement.

Performance Stock Unit Transferability

Prior to the Settlement Date (as defined below), your Performance Stock Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Performance Stock Units be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your Performance Stock Units.

Vesting

Your Performance Stock Units will vest and become non-forfeitable on the date the Committee certifies the achievement of the Performance Goals following the close of the Performance Period (the “Vesting Date”), subject to your continued Service from the Grant Date through the Vesting Date, but only to the extent and in the vesting percentage that the Performance Goals have been satisfied. (By way of illustration, if your Service continues through the Vesting Date and the Committee certifies the Performance Goals at a vesting percentage equal to 50%, the Threshold Number of your Performance Stock Units would vest, whereas if your Service continues through the Vesting Date and the Committee certifies the Performance Goals at a vesting percentage equal to 200%, the Maximum Number of your Performance Stock Units would vest.) Promptly following the completion of the Performance Period (and no later than thirty (30) days following the end of the Performance Period), the Committee will review and certify in writing (i) whether and to what extent the Performance Goals for the Performance Period have been achieved and (ii) the

MACROBUTTON DocID \\4132-5295-5983 v1

number of Performance Stock Units that will vest (based on the applicable vesting percentage determined in accordance with Exhibit A). Such certification will be final, conclusive, and binding.

You will forfeit to the Company all of the unvested Performance Stock Units to the extent the specified Performance Goals have not been achieved, as determined by the Committee, effective as of the Vesting Date.

Vesting upon Termination of Service Prior to a Change in Control

Death or Disability. If, prior to a Change in Control, your Service terminates during the Performance Period as a result of your death or Disability, your Performance Stock Units will vest as to the Target Number of Performance Stock Units set forth on the cover sheet on the effective date of your termination of Service. If your Service terminates following the end of the Performance Period but prior to the Vesting Date as a result of your death or Disability, your Performance Stock Units will vest to the extent and in the vesting percentage that the Performance Goals have been satisfied as of the end of the Performance Period.

Terminations without Cause or for Good Reason. If your Service terminates prior to the Vesting Date (and prior to a Change in Control) because of your involuntary termination of Service by the Company without Cause or your voluntary termination for Good Reason, you will remain eligible to vest on the Vesting Date with respect to a pro rata portion of the Performance Stock Units as if your Service had not terminated, which pro rata portion will be calculated by multiplying (i) the total number of the Performance Stock Units that would vest based on the greater of (A) actual performance as of the end of the Performance Period and (B) actual performance as of such date of termination of Service as if the Performance Period had ended on such date (i.e., the Target Number of Performance Stock Units multiplied by the applicable vesting percentage determined in accordance with Exhibit A, in each case as of the relevant measurement date) by (ii) a fraction, the numerator of which equals the number of days that you provided Service during the Performance Period and the denominator of which equals the total number of days in the Performance Period (such fraction, the “Pro Rata Portion”).

Other Terminations. If, prior to the Vesting Date, your Service terminates (i) because of your involuntary termination of Service by the Company for Cause, or (ii) because of your voluntary termination other than for Good Reason, you will forfeit to the Company the unvested portion of the Performance Stock Units on the date of your termination of Service.

Change in Control

Notwithstanding the vesting schedule set forth above:

Upon the consummation of a Change in Control during the Performance Period, the Performance Goals will be deemed achieved at the greater of (i) a percentage of 100% (i.e., the Target Number) or (ii) the percentage that would be determined pursuant to the methodology set forth on Exhibit A assuming

MACROBUTTON DocID \\4132-5295-5983 v1

that the TSR Period ended on the last trading date preceding the consummation of such Change in Control (this sentence being referred to as the “CIC Performance Goal Treatment”).

If the Performance Stock Units are not assumed or continued in connection with such Change in Control, such Performance Stock Units shall vest and become non-forfeitable, at the percentage determined pursuant to the CIC Performance Goal Treatment (or, if you experienced an involuntary termination of Service by the Company without Cause or a voluntary termination for Good Reason prior to such Change in Control, the CIC Performance Goal Treatment, multiplied by the Pro Rata Portion) as of immediately prior to the occurrence of such Change in Control and shall be treated in accordance with the default rules applicable to Stock Units under Section 13.3(a) of the Plan.

If the Performance Stock Units are assumed or continued in connection with such Change in Control, such Performance Stock Units shall thereafter become a time-based award and shall vest and become non-forfeitable, at the percentage determined pursuant to the CIC Performance Goal Treatment, on the earlier to occur of (i) your continued status as a Service Provider through the last day of the Performance Period or (ii) your termination of service during the period following the consummation of such Change in Control and prior to full vesting as a result of (A) death, (B) Disability, (C) your involuntary termination of Service by the Company without Cause, or (D) your voluntary termination for CiC Period Good Reason. If the Performance Stock Units are assumed or continued in connection with the Change in Control and your Service terminates prior to end of the Performance Period (x) because of your involuntary termination of Service by the Company for Cause, (y) because of your voluntary termination other than for ciC Period Good Reason or Disability, you will forfeit to the Company all of the Performance Stock Units on the date of such termination of Service.

Settlement of Performance Stock Units

Unless otherwise provided in this Agreement, your rights to receive the shares of Stock represented by your vested Performance Stock Units will become non-forfeitable on the Vesting Date, and the Performance Stock Units will be settled, converted into shares of Stock and delivered within thirty (30) days following such Vesting Date (the “Settlement Date”), subject to any reduction required in accordance with any “clawback” or recoupment policy, as described below. On the date on which shares of Stock are delivered to you (or your beneficiary or, if none, your estate in the event of your death) under this paragraph, the Company shall also deliver to you (or your beneficiary or, if none, your estate in the event of your death) the number of additional shares of Stock, the number of any other securities of the Company and the amount of any other property (in the case of cash dividends, assuming such dividends had been reinvested in shares of Stock as of the ex-dividend date thereof), in each case that the Company distributed per share of Stock to holders generally during the period commencing on the first day of the Performance Period and

MACROBUTTON DocID \\4132-5295-5983 v1

ending on the delivery date, multiplied by the number of shares of Stock that are being delivered to you under this paragraph, without interest, and less any tax withholding amount applicable to such distribution. To the extent that the Performance Stock Units are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.

Evidence of Issuance

The issuance of the shares of Stock with respect to the Performance Stock Units will be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry, registration, or issuance of one or more share certificates.

Withholding

In the event that the Company or any Affiliate determines that any federal, state, local, or foreign tax or withholding payment is required relating to the Performance Stock Units, or the issuance of shares of Stock with respect to the Performance Stock Units, you may satisfy such obligation by (i) tendering a cash payment, (ii) the Company’s or any Affiliate’s deducting from payments of any kind otherwise due to you (which the Company or any Affiliate may elect to do unilaterally), (iii) entering into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares of Stock to be delivered in connection with the Performance Stock Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate, or (iv) if permitted by the Company, the Company’s withholding the delivery of vested shares of Stock otherwise deliverable under this Agreement to meet such obligations; provided, however, that (x) the shares of Stock so withheld will have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by Applicable Law and (y) in the event that you are subject to any tax withholding on a date prior to the Settlement Date, clauses (iii) and (iv) shall not be available as a means of satisfying such tax withholding obligations.

Retention Rights

This Agreement and the Performance Stock Units evidenced by this Agreement do not give you the right to be retained by the Company or any Affiliate in any capacity. The Company or any Affiliate, as applicable, reserves the right to terminate your Service with the Company or an Affiliate at any time and for any reason, subject to the terms and conditions of the CIC and Severance Agreement.

Shareholder Rights

You have no rights as a shareholder with respect to the Performance Stock Units unless and until the Stock relating to the Performance Stock Units has been delivered to you. No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan.

Clawback	The Performance Stock Units are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any

MACROBUTTON DocID \\4132-5295-5983 v1

Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you pursuant to this Agreement in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Definitions

For purposes of this Agreement, “Cause,” “Good Reason,” and “CiC Period Good Reason” will be as defined in the CIC and Severance Agreement. Any other capitalized terms used in this Agreement other than the foregoing (and other than those defined and used in Exhibit A hereto) shall have the meanings set forth in the Plan.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

This Agreement, the Plan, and the CIC and Severance Agreement constitute the entire understanding between you and the Company regarding the Performance Stock Units. Any prior agreements, commitments, or negotiations concerning the Performance Stock Units are superseded.

Data Privacy

To administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as your contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting the Performance Stock Units, you give explicit consent to the Company to process any such personal data.

Disclaimer of Rights

The grant of Performance Stock Units under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. Performance Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.

Electronic Delivery

By accepting the Performance Stock Units, you consent to receive documents related to the Performance Stock Units by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term

MACROBUTTON DocID \\4132-5295-5983 v1

of Service and thereafter until you withdraw such consent in writing to the Company.
Code Section 409A

The grant of Performance Stock Units under this Agreement is intended to comply with Section 409A, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.

To the extent that the Performance Stock Units constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A. If, at the time of your Separation from Service, (1) you are a “specified employee” within the meaning of Section 409A, and (2) the Company makes a good faith determination that an amount payable on account of your Separation from Service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest. Each installment of Performance Stock Units that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

Furthermore, notwithstanding anything in this Agreement to the contrary, in the case the Performance Stock Units are characterized as deferred compensation under Section 409A, and settlement is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If the Performance Stock Units are not settled as a result of a Change in Control because of the effect of the preceding sentence, then the settlement shall occur on the Settlement Date. No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting the Performance Stock Units.

MACROBUTTON DocID \\4132-5295-5983 v1

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Plan. In the event that any term of this Agreement conflicts with the terms of the Plan, the terms of the Plan shall supersede the conflicting terms herein.

MACROBUTTON DocID \\4132-5295-5983 v1

Exhibit A

Performance Stock Unit Agreement

Performance Goals

The Performance Stock Units will vest based on the percentile rank of the common stock of the Company’s Performance Period TSR in relation to the Performance Period TSR of the Index Companies. Such percentile ranking will be determined by ordering the Index Companies (plus the Company if the Company is not one of the Index Companies) from highest to lowest based on Performance Period TSR and counting down from the company with the highest Performance Period TSR (ranked first) to the Company’s position on the list. (If two companies are ranked equally, the ranking of the next company shall account for the tie, so that if one company is ranked first, and two companies are tied for second, the next company is ranked fourth.) After this ranking, the Performance Period TSR percentile ranking will be calculated using the following formula, rounded to the nearest whole percentile by application of regular rounding:

Performance Period TSR percentile ranking = (N-R)/(N-1)*100

“N” represents the number of Index Companies for the Performance Period (plus one if the Company is not one of the Index Companies for the Performance Period).

“R” represents the Company’s ranking among the Index Companies (including the Company if the Company is not one of the Index Companies for the Performance Period).

For example, if there are 100 Index Companies (including the Company), and the Company ranked 40th, the Performance Period TSR percentile ranking would be the 61st percentile (61% = (100 - 40)/(100 - 1) * 100, rounded to the nearest whole percentile by application of regular rounding).

Achieved vesting percentages shall be as follows:

Company’s Performance Period
TSR Percentile Rank	Vesting Percentage
Below 25th Percentile	0%
25th Percentile	50% (Threshold)
30th Percentile	60%
35th Percentile	70%
40th Percentile	80%
45th Percentile	90%
50th Percentile	100% (Target)
55th Percentile	120%

MACROBUTTON DocID \\4132-5295-5983 v1

60th Percentile	140%
65th Percentile	160%
70th Percentile	180%
75th Percentile (or Greater)	200% (Maximum)

In the event the Company’s Performance Period TSR percentile rank falls between any of the amounts set forth above (to the extent greater than the Threshold and lower than the Maximum), the vesting percentage shall be determined by linear interpolation between such amounts.

Notwithstanding the foregoing, (i) in no event shall the vesting percentage exceed 100% if the Company’s Performance Period TSR is negative, and (ii) in no event shall the vesting percentage exceed an amount such that the product of the vesting percentage multiplied by the closing price of the Company’s common stock on December 31, 2026 is greater than five times the closing price of the Company’s common stock on January 1, 2024.

For purposes of this Exhibit A, the following capitalized terms shall mean as follows:

“Beginning Period Average Price” means the average official closing price per share of the respective company over the twenty consecutive trading days ending with and including the first day of the Performance Period.

“Ending Period Average Price” means the average official closing price per share of the respective company over the twenty consecutive trading days ending with and including the last day of the Performance Period.

“Index Companies” means companies that are included in the S&P Healthcare Equipment Select Industry Index as of the beginning of the Performance Period, with the following adjustments:

i.	In the event of a merger, acquisition or business combination transaction of an Index Company with or by another Index Company, the surviving entity shall remain an Index Company.
ii.

In the event of a merger of an Index Company with an entity that is not an Index Company, or the acquisition or business combination transaction by or with an Index Company, or with an entity that is not an Index Company, in each case where the Index Company is the surviving entity and remains publicly traded, the surviving entity shall remain an Index Company.

iii.

In the event of a merger or acquisition or business combination transaction of an Index Company by or with an entity that is not an Index Company, a “going private” transaction involving an Index Company or the liquidation of an Index Company, where the Index Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be an Index Company.

MACROBUTTON DocID \\4132-5295-5983 v1

iv.	In the event of a bankruptcy of an Index Company, such company shall remain an Index Company (with such Index Company being deemed to have a Performance Period TSR of negative 100%).
v.

In the event of a stock distribution from an Index Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Index Company shall remain an Index Company and the stock distribution shall be treated as a dividend from the Index Company based on the closing price of the shares of the spun-off company on its first day of trading (with the amount of such dividend deemed reinvested in additional shares of the Index Company at the closing price of the shares of the Index Company on the same date). The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating Performance Period TSR.

“Performance Period TSR” means total shareholder return as determined by dividing (i) the sum of (A) the Ending Period Average Price minus the Beginning Period Average Price plus (B) all dividends and other distributions paid on a company’s shares during the Performance Period by (ii) the Beginning Period Average Price. In calculating TSR, all dividends are assumed to have been reinvested in shares when paid. The Committee shall have the authority to make appropriate equitable adjustments to account for extraordinary items affecting a company’s Performance Period TSR.

MACROBUTTON DocID \\4132-5295-5983 v1